LIVE ENTERTAINMENT INC./LIVE HOME VIDEO INC.



















                              FISCAL 1994

             CORPORATE INCENTIVE CASH COMPENSATION PROGRAM




                            FEBRUARY, 1994
















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                            I.  Background

For the past few years LIVE Entertainment Inc. and each of its domestic operating subsidiaries (LIVE Home Video Inc. and the Specialty Retail Division) have had in place Incentive Cash Compensation Programs that were designed to reward employees with year end cash payments based upon a combination of individual performance and company profitability. We believe that those prior Programs accomplished their goals and recommend that a similar program be adopted for 1994. This Report is organized in the following manner:

     1.   Goals of Fiscal 1994 LIVE Corporate Incentive Cash
          Compensation Program (the "1994 LIVE Program").
     2.   Suggested 1994 LIVE Program.
     3.   Expected Costs of the 1994 LIVE Program.
     4.   Miscellaneous Provisions of the 1994 LIVE Program.

A discussion of the various elements of the 1994 LIVE Program follows.

                    II.  Goals of 1994 LIVE Program

We believe that the goals of the 1994 LIVE Program should be the same as they were in past Programs, namely:

     1. To focus employee attention and energy on achieving targeted profitability.

     2. To provide direct linkage between results and rewards and thereby incent employees to improve performance.

     3. To cover all employees of LIVE other than those who are eligible to receive sales commissions.

     4. To be able to budget for bonuses at the beginning of the fiscal year, rather than the end.

     5. To create a stronger sense of the "team" by making LIVE's profit performance a part of everyone's bonus.

We believe that the 1994 LIVE Program supports the above-stated goals.

                   III.  Suggested 1994 LIVE Program

                      A.  Basis for Bonus Grants

As with prior Programs, we suggest that bonus awards be made based on a percentage of the actual base salary of the particular individual at the end of fiscal 1994 (as opposed to base salary at the beginning of the year or actual salary paid over the course of the year).

We suggest that the bonus amounts be broken down as a percentage of salary as follows:

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Management
Level                         "At Plan" Bonus Percentage

CEO                                15%
EXECUTIVE VICE PRESIDENT           12%
SENIOR VICE PRESIDENT              10%
VICE PRESIDENT                      9%
DIRECTOR                            8%
MANAGER                             5%
NON-EXEMPT EMPLOYEES               One week of base salary

These percentages are approximately one-half of what they were for the 1993 LIVE Program.

In the case of bonus eligible employees who have employment contracts and whose contracts contain specific provisions regarding bonuses, we recommend that the bonus awarded to such employees be the greater of the bonus dictated by the contract or the bonus calculated pursuant to the 1994 LIVE Program.

                       B.  Allocation of Bonuses

                        i.  Performance Factors

We suggest that an individual's bonus potential be allocated among the following performance factors:

     1.   CEO, Executive Vice Presidents and Senior Vice Presidents
          a.   Unit Profit - 100%

     2.   Vice Presidents and Directors
          a.   Unit Profit - 80%
          b.   Individual Performance (based
               on formal performance evaluation) - 20%

     3.   Managers
          a.   Unit Profit - 50%
          b    Individual Performance (based
               on formal performance evaluation) - 50%

     4.   Non-Exempt Employees
          a.   Unit Profit - 100%

                     ii.  Thresholds and Maximums

The percentages described in Section III(A) above show amounts, as a percentage of base salary, that an individual can receive once "Plan" is achieved. The purpose of this Section III(B)(ii) is to identify, for specific targets, what those "at Plan" amounts are and what maximum amounts would be awardable for superior performance.

     1.   Unit Profit Target (all except non-exempt employees)
          a. Threshold - "At Plan" bonus awardable at between 95% and 100% of Plan.
          b. Maximum - an additional 1.5% of the "at Plan" bonus is awardable for each 1% increase in profitability above 100% of Plan, with the maximum bonus (150% of "at Plan" amount) awardable at 133% of Plan and above.

     2.   Unit Profit Target (non-exempt employees)
          a. Threshold - One week base salary awardable at between 95% and 115% of Plan.
          b. Maximum - an additional one week of base salary is awardable if LIVE exceeds 115% of its planned profit goal.

     3.   Individual Performance Target
          a. "Meets Expectations" - Individual receives "at Plan" amount
          b. "Greatly Exceeds Expectations" - Individual receives 150% of "at Plan" amount.
          c. "Exceeds Expectations" - Individual receives 125% of "at Plan" amount.
          d. "Misses Expectations" - Individual receives no bonus for the "Individual Performance" target.
          e. "Unsatisfactory" - No bonus at all; unsatisfactory performance will disqualify an employee from receiving any bonus under the 1994 LIVE Program.

                  iii.  1994 LIVE Program Parameters

Using the 1994 LIVE Program design as suggested in this Section III, Management Levels and bonus amounts for the current employees of LIVE who are not eligible to receive sales commissions are shown in the attached Exhibit A. That Exhibit shows current base salaries and assumes a base salary increase of 4.5% for those employees who are scheduled to receive salary reviews in 1994.

                              IV.  Costs

The most important element of the 1994 LIVE Program is its cost to LIVE. Under the 1994 LIVE Program as suggested in Section III above, using the information contained in Exhibit A, and assuming that LIVE meets its 1994 profit goal and that each bonus eligible employee meets their planned performance goals, a total of approximately $500,000 would be paid in bonuses in early 1995. If the bonus of LIVE's Chief Executive Officer is excluded, the total bonuses would be approximately $435,000. As a percentage of operating profits, the bonuses would be as follows:

                              Including CEO            Excluding CEO

"At Plan" Bonus                    3.5%                     3.0%

Incremental Bonuses (as a
 percentage of incremental
 profits)                          5.6%                     4.9%

We believe that it is appropriate to allocate the above percentages of Company profits to bonuses under the 1994 LIVE Program.

The 1994 Business Plan for LHV/LIVE includes $450,000 for corporate bonuses. This is approximately $50,000 less than the bonuses that would be awarded under the 1994 LIVE Program if LIVE's performance in 1994 reached planned levels. We believe that as a result of turnover, the performance review process and overall expense management in general, actual year end bonuses under the 1994 LIVE Program will be equal to or less than budgeted amounts, unless, of course, 1994 operating profit exceeds planned levels, in which event bonuses under the 1994 LIVE Program also will exceed planned levels.

                     V.  Miscellaneous Provisions

                           A.   Basic Rules

In addition to the other provisions of the 1994 LIVE Program discussed in this Report, the following basic rules should apply to the 1994 LIVE
Program:

     1. Subject to the provisions of Section V(A)(6) below, and notwithstanding any other provision of the 1994 LIVE Program, if LIVE does not achieve 95% of its profit plan, no bonuses would be payable pursuant to the 1994 LIVE Program.

     2. When a person moves from one Management Level to another, bonus potential should be prorated based upon the portion of year the person was in each job. The pro ration should be calculated as of the month ending closest to the effective date of the promotion/transfer.

     3. For all except non-exempt employees, when a person enters a bonus eligible position in the middle of the year, bonus potential should be prorated based upon the portion of the year the person was in the bonus eligible job. The pro ration should be calculated as of the month ending closest to the effective date of the hiring/promotion/transfer. No pro ration will be made for the bonuses of non-exempt employees, provided they have met the minimum service requirement identified in paragraph 4 below.

     4. Except for individuals transferring from one bonus eligible position into another, an individual hired or promoted into a bonus eligible position should hold such position for three
          (3) months prior to the fiscal year end to be eligible for a bonus for the new position.

     5. Individuals who (a) are no longer employed by LIVE at the end of the fiscal year, (b) who have given notice of their resignation before the fiscal year end, (c) who are transferred out of a bonus eligible position prior to the end of the fiscal year, or (d) who have in their personnel file a current written warning stating that unless their work performance improves, they will face termination of employment on or before January 31, 1995, should not be eligible for a bonus under the 1994 LIVE Program.

     6. Notwithstanding any other provision of the 1994 LIVE Program, LIVE's Chief Executive Officer would retain discretion to modify bonus grants based on performance and/or extraordinary factors.

     7. The profit target should be calculated using operating income before interest and amortization of goodwill and covenants and excluding (a) extraordinary items, and (b) any reduction for bonuses pursuant to the 1994 LIVE Program.

     8. Bonus payments should be paid in cash as soon as possible after the close of the fiscal year and the approval of LIVE's financial statements by its auditors.

                           B.  Communication

If the 1994 LIVE Program is adopted, we recommend that each employee be sent a summary of the Program; an example of such a summary is attached to this Report as Exhibit B. A summary also would be sent to employees who are promoted/hired into bonus eligible positions during the course of the fiscal year.

The theory behind bonus programs is that they are effective as incentives only if they can be understood. We believe that the suggested communication process would assist in that understanding.

                            VI.  Conclusion

We believe that the 1994 LIVE Program described in this Report will accomplish the goals set forth in Section II, the most important of which is to have a bonus program that acts as a true incentive to improve performance.